Filed Pursuant to Rule 424(b)(3)
Registration No. 333-129832

eMagin Corporation

26,590,483 SHARES OF
COMMON STOCK

This prospectus relates to the resale by the selling stockholders, who invested in our common stock in October 2005, of up 26,590,483 shares of our common stock, including up to 9,971,427 shares issuable upon the exercise of common stock purchase warrants. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. With this prospectus, we are fulfilling our obligation to register these shares within the time period specified in the Registration Rights Agreement.

The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares. We will not receive any proceeds from the sale of shares of common stock in this offering. All of the net proceeds from the sale of our common stock will go to the selling stockholders. However, will receive the exercise price upon exercise of the warrants by the selling stockholders. Such proceeds, if any, will be used by us for working capital or general business purposes.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the American Stock Exchange under the symbol "EMA". The last reported sales price per share of our common stock as reported by the American Stock Exchange on November 17, 2005, was $0.59 per share.

INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS

SEE "RISK FACTORS" BEGINNING ON PAGE 5.

The date of this Prospectus is December 8, 2005

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

TABLE OF CONTENTS

Page
Where You Can Find More Information……………………...	3
Incorporation of Documents By Reference……………………...	3
Summary……………………...	4
Risk Factors……………………...	5
Forward-Looking Statements……………………...	9
Use of Proceeds……………………...	10
Selling Stockholders……………………...	10
Plan of Distribution……………………...	14
Description of Securities Being Registered……………………...	16
Legal Matters……………………...	16
Experts………………………………...	16

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of eMagin Corporation, filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 that require us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street N.E. Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street N.E. Washington, D.C. 20549 at prescribed rates. The public could obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to 'incorporate by reference' the information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information that we incorporate by reference is considered to be part of this prospectus. Because we are incorporating by reference our future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some or all of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all of our common stock registered under this prospectus.

• our annual report on Form 10-KSB/A for the fiscal year ended December 31, 2004;

• our quarterly reports on Form 10-Q/A for the fiscal quarter ended March 31, 2005 and June 30, 2005, and our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2005;

• our current reports on Form 8-K filed on May 9, 2005, August 2, 2005, October 21, 2005, October 28, 2005 and November 14, 2005; and

• the description of our common stock contained in Item 1 of our Registration Statement on Form 8-A, dated March 16, 2000.

The information about us contained in this prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at eMagin Corporation, 10500 N.E. 8th Street, Suite 1400, Bellevue, WA 98004, Telephone: (425) 749-3600.

SUMMARY

eMagin Corporation

We design, develop, and market OLED (organic light emitting diode)-on-silicon microdisplays and related information technology solutions. We integrate high-resolution OLED displays (smaller than one-inch diagonal), magnifying optics, and systems technologies to create a virtual image that appears comparable to that of a computer monitor or a large-screen television. We have developed unique technology for producing high performance OLED microdisplays and related optical systems. We are the only company to announce, publicly show, and sell full-color active matrix OLED-on-silicon microdisplays. We are now supplying our first two commercial microdisplay products (SVGA+ and SVGA 3D OLED microdisplays) in initial commercial quantities to original equipment manufacturers (OEMs). In addition, we sell integrated display and optics modules to military, homeland defense, industrial, and medical customers. These products are being applied or considered for near-eye and headset applications in products such as entertainment and gaming headsets, handheld Internet and telecommunication appliances, viewfinders, night vision viewers, firefighting helmets, simulation tools, and wearable computers manufactured by OEM customers.

October 2005 Securities Purchase Agreement

On October 20, 2005, we entered into a Securities Purchase Agreement to sell to certain qualified institutional buyers and accredited investors an aggregate of 16,619,056 shares of our common stock, par value $0.001 per share (the “Shares”), and warrants to purchase an additional 9,971,427 shares of common stock, for an aggregate purchase price of approximately $9,140,000. The purchase price of the common stock and corresponding warrant was $0.55 per share.

The warrants are exercisable at a price of $1.00 per share and expire on October 20, 2010. Of the 9,971,427 warrants, 6,647,623 of the warrants are exercisable on or after May 20, 2006. The remaining 3,323,804 are exercisable after March 31, 2007, however these warrants will be cancelled if the Company’s net revenue for fiscal year 2006 exceeds $20 million or if the investor has sold more than 25% of the shares purchased under the securities purchase agreement prior to December 31, 2006.

In addition, on October 20, 2005 we entered into a Registration Rights Agreement with the investors to register the resale of the Shares sold in the offering and the shares of common stock issuable upon exercise of the warrants. Subject to the terms of the Registration Rights Agreement, we are required to file a registration statement on Form S-3 with the Securities and Exchange Commission (the “SEC”) within 30 days of the closing, to use our best efforts to cause the registration statement to be declared effective under the Securities Act of 1933 (the “Act”) as promptly as possible after the filing thereof, but in no event later than 90 days after the filing date and no later than 120 days after the filing date (in the event of SEC review of the registration statement), and to use our best efforts to keep the registration statement continuously effective under the Act until all the registrable securities covered by the registration statement have been sold or may be sold without volume restrictions pursuant to Rule 144(k).

We claim an exemption from the registration requirements of the Act for the private placement of these securities pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder since, among other things, the transaction did not involve a public offering, the investors were accredited investors and/or qualified institutional buyers, the investors had access to information about the company and their investment, the investors took the securities for investment and not resale, and the Company took appropriate measures to restrict the transfer of the securities.

Roth Capital Partners, LLC acted as selling agent in connection with the private placement. We paid sales commissions and expenses of approximately $805,000 to the selling agent as consideration for services performed in connection with the sale of our common stock and warrants pursuant to the Securities Purchase Agreement.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

RISKS RELATED TO OUR FINANCIAL RESULTS

WE HAVE A HISTORY OF LOSSES SINCE OUR INCEPTION AND MAY INCUR LOSSES FOR THE FORESEEABLE FUTURE.

Accumulated losses excluding non-cash transactions as of September 30, 2005, were $59 million and acquisition related non-cash transactions were $102 million, which resulted in an accumulated deficit of $161 million, the majority of which was related to the March 2000 acquisition and the subsequent write-down of our goodwill. The non-cash losses were dominated by the amortization and write-down of goodwill and purchased intangibles and write-down of acquired in process research and development related to the March 2000 acquisition, and also included some non-cash stock-based compensation. We have not yet achieved profitability and we can give no assurances that we will achieve profitability within the foreseeable future as we fund operating and capital expenditures in areas such as establishment and expansion of markets, sales and marketing, operating equipment and research and development. We cannot assure investors that we will ever achieve or sustain profitability or that our operating losses will not increase in the future.

WE MAY NOT BE ABLE TO EXECUTE OUR BUSINESS PLAN AND MAY NOT GENERATE CASH FROM OPERATIONS

In the event that cash flow from operations is less than anticipated and we are unable to secure additional funding to cover our expenses, in order to preserve cash, we would be required to reduce expenditures and effect reductions in our corporate infrastructure, either of which could have a material adverse effect on our ability to continue our current level of operations. To the extent that operating expenses increase or we need additional funds to make acquisitions, develop new technologies or acquire strategic assets, the need for additional funding may be accelerated and there can be no assurances that any such additional funding can be obtained on terms acceptable to us, if at all. If we were not able to generate sufficient capital, either from operations or through additional debt or equity financing, to fund our current operations, we would be forced to significantly reduce or delay our plans for continued research and development and expansion. This could significantly reduce the value of our securities.

RISKS RELATED TO MANUFACTURING

THE MANUFACTURE OF OLED-ON-SILICON IS NEW AND OLED MICRODISPLAYS HAVE NOT BEEN PRODUCED IN SIGNIFICANT QUANTITIES.

If we are unable to produce our products in sufficient quantity, we will be unable to meet our customer’s time requirements and would have difficulties in attracting new customers. In addition, we cannot assure you that once we commence volume production we will attain yields at high throughput that will result in profitable gross margins or that we will not experience manufacturing problems which could result in delays in delivery of orders or product introductions.

WE ARE DEPENDENT ON A SINGLE MANUFACTURING LINE.

We currently manufacture our products on a single manufacturing line. If we experience any significant disruption in the operation of our manufacturing facility or a serious failure of a critical piece of equipment, we may be unable to supply microdisplays to our customers. For this reason, some OEMs may also be reluctant to commit a broad line of products to our microdisplays without a second production facility in place. Interruptions in our manufacturing could be caused by manufacturing equipment problems, the introduction of new equipment into the manufacturing process or delays in the delivery of new manufacturing equipment. Lead-time for delivery of manufacturing equipment can be extensive. No assurance can be given that we will not lose potential sales or be unable to meet production orders due to production interruptions in our manufacturing line. In order to meet the requirements of certain OEMs for multiple manufacturing sites, we will have to expend capital to secure additional sites and may not be able to manage multiple sites successfully.

WE DEPEND ON SEMICONDUCTOR CONTRACT MANUFACTURERS TO SUPPLY OUR SILICON INTEGRATED CIRCUITS AND OTHER SUPPLIERS OF KEY COMPONENTS, MATERIALS AND SERVICES.

We do not manufacture the silicon integrated circuits on which we incorporate our OLED technology. Instead, we provide the design layouts to semiconductor contract manufacturers who manufacture the integrated circuits on silicon wafers. We also depend on suppliers of a variety of other components and services, including circuit boards, graphic integrated circuits, passive components, materials and chemicals, and equipment support. Our inability to obtain sufficient quantities of high quality silicon integrated circuits or other necessary components, materials or services on a timely basis could result in manufacturing delays, increased costs and ultimately in reduced or delayed sales or lost orders which could materially and adversely affect our operating results.

RISKS RELATED TO OUR INTELLECTUAL PROPERTY

WE RELY ON OUR LICENSE AGREEMENT WITH EASTMAN KODAK FOR THE DEVELOPMENT OF OUR PRODUCTS.

Our principal products under development utilize OLED technology that we license from Eastman Kodak. We rely upon Eastman Kodak to protect and enforce key patents held by them, relating to OLED display technology. Eastman Kodak's patents expire at various times in the future. Our license with Eastman Kodak could terminate if we fail to perform any material term or covenant under the license agreement. Since our license from Eastman Kodak is non-exclusive, Eastman Kodak could also elect to become a competitor itself or to license OLED technology for microdisplay applications to others who have the potential to compete with us. The occurrence of any of these events could have a material adverse impact on our business.

WE MAY NOT BE SUCCESSFUL IN PROTECTING OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS.

We rely on a combination of patents, trade secret protection, licensing agreements and other arrangements to establish and protect our proprietary technologies. If we fail to successfully enforce our intellectual property rights, our competitive position could suffer, which could harm our operating results. Patents may not be issued for our current patent applications, third parties may challenge, invalidate or circumvent any patent issued to us, unauthorized parties could obtain and use information that we regard as proprietary despite our efforts to protect our proprietary rights, rights granted under patents issued to us may not afford us any competitive advantage, others may independently develop similar technology or design around our patents, our technology may be available to licensees of Eastman Kodak, and protection of our intellectual property rights may be limited in certain foreign countries. We may be required to expend significant resources to monitor and police our intellectual property rights. Any future infringement or other claims or prosecutions related to our intellectual property could have a material adverse effect on our business. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. Protection of intellectual property has historically been a large yearly expense for eMagin. We have not been in a financial position to properly protect all of our intellectual property, and may not be in a position to properly protect our position or stay ahead of competition in new research and the protecting of the resulting intellectual property.

RISKS RELATED TO THE MICRODISPLAY INDUSTRY

THE COMMERCIAL SUCCESS OF THE MICRODISPLAY INDUSTRY DEPENDS ON THE WIDESPREAD MARKET ACCEPTANCE OF MICRODISPLAY SYSTEMS PRODUCTS.

The market for microdisplays is emerging. Our success will depend on consumer acceptance of microdisplays as well as the success of the commercialization of the microdisplay market. As an OEM supplier, our customer's products must also be well accepted. At present, it is difficult to assess or predict with any assurance the potential size, timing and viability of market opportunities for our technology in this market. The viewfinder microdisplay market sector is well established with entrenched competitors with whom we must compete.

THE MICRODISPLAY SYSTEMS BUSINESS IS INTENSELY COMPETITIVE.

We do business in intensely competitive markets that are characterized by rapid technological change, changes in market requirements and competition from both other suppliers and our potential OEM customers. Such markets are typically characterized by price erosion. This intense competition could result in pricing pressures, lower sales, reduced margins, and lower market share. Our ability to compete successfully will depend on a number of factors, both within and outside our control. We expect these factors to include the following:

•	our success in designing, manufacturing and delivering expected new products, including those implementing new technologies on a timely basis;
•	our ability to address the needs of our customers and the quality of our customer services;
•	the quality, performance, reliability, features, ease of use and pricing of our products;
•	successful expansion of our manufacturing capabilities;
•	our efficiency of production, and ability to manufacture and ship products on time;
•	the rate at which original equipment manufacturing customers incorporate our product solutions into their own products;
•	the market acceptance of our customers’ products; and
•	product or technology introductions by our competitors.

Our competitive position could be damaged if one or more potential OEM customers decide to manufacture their own microdisplays, using OLED or alternate technologies. In addition, our customers may be reluctant to rely on a relatively small company such as eMagin for a critical component. We cannot assure you that we will be able to compete successfully against current and future competition, and the failure to do so would have a materially adverse effect upon our business, operating results and financial condition.

THE DISPLAY INDUSTRY IS CYCLICAL.

The display industry is characterized by fabrication facilities that require large capital expenditures and long lead times for supplies and the subsequent processing time, leading to frequent mismatches between supply and demand. The OLED microdisplay sector may experience overcapacity if and when all of the facilities presently in the planning stage come on line leading to a difficult market in which to sell our products.

COMPETING PRODUCTS MAY GET TO MARKET SOONER THAN OURS.

Our competitors are investing substantial resources in the development and manufacture of microdisplay systems using alternative technologies such as reflective liquid crystal displays (LCDs), LCD-on-Silicon ("LCOS") microdisplays, active matrix electroluminescence and scanning image systems, and transmissive active matrix LCDs. Our competitive position could be damaged if one or more of our competitors’ products get to the market sooner than our products. We cannot assure you that our product will get to market ahead of our competitors or that we will be able to compete successfully against current and future competition. The failure to do so would have a materially adverse effect upon our business, operating results and financial condition.

OUR COMPETITORS HAVE MANY ADVANTAGES OVER US.

As the microdisplay market develops, we expect to experience intense competition from numerous domestic and foreign companies including well-established corporations possessing worldwide manufacturing and production facilities, greater name recognition, larger retail bases and significantly greater financial, technical, and marketing resources than us, as well as from emerging companies attempting to obtain a share of the various markets in which our microdisplay products have the potential to compete. We cannot assure you that we will be able to compete successfully against current and future competition, and the failure to do so would have a materially adverse effect upon our business, operating results and financial condition.

OUR PRODUCTS ARE SUBJECT TO LENGTHY OEM DEVELOPMENT PERIODS.

We plan to sell most of our microdisplays and related products to OEMs who will incorporate them into or with products they sell. OEMs determine during their product development phase whether they will incorporate our products. The time elapsed between initial sampling of our products by OEMs, the custom design of our products to meet specific OEM product requirements, and the ultimate incorporation of our products into OEM consumer products is significant. If our products fail to meet our OEM customers' cost, performance or technical requirements or if unexpected technical challenges arise in the integration of our products into OEM consumer products, our operating results could be significantly and adversely affected. Long delays in achieving customer qualification and incorporation of our products could adversely affect our business.

OUR PRODUCTS WILL LIKELY EXPERIENCE RAPIDLY DECLINING UNIT PRICES.

In the markets in which we compete, prices of established products tend to decline significantly over time. In order to maintain our profit margins over the long term, we anticipate that we will need to continuously develop product enhancements and new technologies that will either slow price declines of our products or reduce the cost of producing and delivering our products. While we anticipate many opportunities to reduce production costs over time, there can be no assurance that these cost reduction plans will be timely and there can be no assurance that these cost reduction plans will be successful. We may also attempt to offset the anticipated decrease in our average selling price by introducing new products, increasing our sales volumes or adjusting our product mix. If we fail to do so, our results of operations would be materially and adversely affected.

RISKS RELATED TO OUR BUSINESS

OUR SUCCESS DEPENDS ON ATTRACTING AND RETAINING HIGHLY SKILLED AND QUALIFIED TECHNICAL AND CONSULTING PERSONNEL.

We must hire highly skilled technical personnel as employees and as independent contractors in order to develop our products. The competition for skilled technical employees is intense and we may not be able to retain or recruit such personnel. We must compete with companies that possess greater financial and other resources than we do, and that may be more attractive to potential employees and contractors. To be competitive, we may have to increase the compensation, bonuses, stock options and other fringe benefits offered to employees in order to attract and retain such personnel. The costs of retaining or attracting new personnel may have a materially adverse affect on our business and our operating results. In addition, difficulties in hiring and retaining technical personnel could delay the implementation of our business plan.

OUR SUCCESS DEPENDS IN A LARGE PART ON THE CONTINUING SERVICE OF KEY PERSONNEL.

Changes in management could have an adverse effect on our business. We are dependent upon the active participation of several key management personnel, including Gary W. Jones, our chief executive officer. We will also need to recruit additional management in order to expand according to our business plan. The failure to attract and retain additional management or personnel could have a material adverse effect on our operating results and financial performance.

OUR BUSINESS DEPENDS ON NEW PRODUCTS AND TECHNOLOGIES.

The market for our products is characterized by rapid changes in product, design and manufacturing process technologies. Our success depends to a large extent on our ability to develop and manufacture new products and technologies to match the varying requirements of different customers in order to establish a competitive position and become profitable. Furthermore, we must adopt our products and processes to technological changes and emerging industry standards and practices on a cost-effective and timely basis. Our failure to accomplish any of the above could harm our business and operating results.

WE GENERALLY DO NOT HAVE LONG-TERM CONTRACTS WITH OUR CUSTOMERS.

Our business is operated on the basis of short-term purchase orders and we cannot guarantee that we will be able to obtain long-term contracts for some time. Our current purchase agreements can be cancelled or revised without penalty, depending on the circumstances. In the absence of a backlog of orders that can only be canceled with penalty, we plan production on the basis of internally generated forecasts of demand, which makes it difficult to accurately forecast revenues. If we fail to accurately forecast operating results, our business may suffer and the value of your investment in the Company may decline.

OUR BUSINESS STRATEGY MAY FAIL IF WE CANNOT CONTINUE TO FORM STRATEGIC RELATIONSHIPS WITH COMPANIES THAT MANUFACTURE AND USE PRODUCTS THAT COULD INCORPORATE OUR OLED-ON-SILICON TECHNOLOGY.

Our prospects will be significantly affected by our ability to develop strategic alliances with OEMs for incorporation of our OLED-on-silicon technology into their products. While we intend to continue to establish strategic relationships with manufacturers of electronic consumer products, personal computers, chipmakers, lens makers, equipment makers, material suppliers and/or systems assemblers, there is no assurance that we will be able to continue to establish and maintain strategic relationships on commercially acceptable terms, or that the alliances we do enter in to will realize their objectives. Failure to do so would have a material adverse effect on our business.

OUR BUSINESS DEPENDS TO SOME EXTENT ON INTERNATIONAL TRANSACTIONS.

We purchase needed materials from companies located abroad and may be adversely affected by political and currency risk, as well as the additional costs of doing business with a foreign entity. Some customers in other countries have longer receivable periods or warranty periods. In addition, many of the OEMs that are the most likely long-term purchasers of our microdisplays are located abroad exposing us to additional political and currency risk. We may find it necessary to locate manufacturing facilities abroad to be closer to our customers which could expose us to additional risks, including management of a multi-national organization, the complexities of complying with foreign laws and customs, political instability and the complexities of taxation in multiple jurisdictions.

WE HAVE A STAGGERED BOARD OF DIRECTORS AND OTHER ANTI-TAKEOVER PROVISIONS, WHICH COULD INHIBIT POTENTIAL INVESTORS OR DELAY OR PREVENT A CHANGE OF CONTROL THAT MAY FAVOR YOU.

Our Board of Directors is divided into three classes and our Board members are elected for terms that are staggered. This could discourage the efforts by others to obtain control of the company. Some of the provisions of our certificate of incorporation, our bylaws and Delaware law could, together or separately, discourage potential acquisition proposals or delay or prevent a change in control. In particular, our board of directors is authorized to issue up to 10,000,000 shares of preferred stock (less any outstanding shares of preferred stock) with rights and privileges that might be senior to our common stock, without the consent of the holders of the common stock.

RISKS RELATED TO OUR STOCK

THE SUBSTANTIAL NUMBER OF SHARES THAT ARE OR WILL BE ELIGIBLE FOR SALE COULD CAUSE OUR COMMON STOCK PRICE TO DECLINE EVEN IF THE COMPANY IS SUCCESSFUL.

Sales of significant amounts of common stock in the public market, or the perception that such sales may occur, could materially affect the market price of our common stock. These sales might also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. As of November 13, 2005, we have outstanding (i) options to purchase 17,087,636 shares; and (ii) warrants to purchase 27,744,866 shares of common stock.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 (the "Act") provides a safe harbor for forward-looking statements made by us or on our behalf. We and our representatives may from time to time make written or oral statements that are "forward-looking," including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements within the meaning of the Act. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "may," "should," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. Proceeds, if any, received on the exercise of currently outstanding warrants will be use for general working capital purposes.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants.

The following table also sets forth the name of each person who we are registering for the future resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

			Total shares
Name	Number**	Percent	Registered	Number	Percent
Alexandra Global Master	4,979,414	4.99%	5,818,180	- 0 -	0.0%
Fund Ltd. (1)
Enable Growth Partners LP (2)	1,745,454	1.75%	1,745,454	- 0 -	0.0%
Enable Opportunity Partners LP (3)	436,363	*	436,363	- 0 -	0.0%
HU Investments LLC (4)	1,828,454	1.83%	1,745,454	83,000	*
Basso Multi-Strategy Holding	218,181	*	218,181	- 0 -	0.0%
Fund Ltd. (5)
Basso Private Opportunity	916,363	*	916,363	- 0 -	0.0%
Holding Fund Ltd. (6)
Basso Fund Ltd. (7)	320,000	*	320,000	- 0 -	0.0%
Rainbow Gate Corporation (8)	3,471,290	3.48%	1,454,545	2,016,745	2.02%
Capital Ventures International (9)	2,454,544	2.46%	1,454,544	1,000,000	1.00%
Leonardo, L.P. (10)	1,454,544	1.46%	1,454,544	- 0 -	0.0%
Firebird Global Master Fund Ltd. (11)	1,280,000	1.28%	1,280,000	- 0 -	0.0%
Spectra Capital Management LLC (12)	1,149,760	1.15%	1,018,180	131,580	*
Crescent International Ltd (13)	896,000	*	896,000	- 0 -	0.0%
AJW Qualified Partners, LLC (14) (18)	281,017	*	281,017	- 0 -	0.0%
AJW Offshore, Ltd. (15) (18)	472,146	*	472,146	- 0 -	0.0%
AJW Partners, LLC (16) (18)	106,472	*	106,472	- 0 -	0.0%
New Millennium Capital	13,091	*	13,091	- 0 -	0.0%
Partners II, LLC (17) (18)
Bluegrass Growth Fund LP (19)	872,726	*	872,726	- 0 -	0.0%
Omicron Master Trust (20)	727,272	*	727,272	- 0 -	0.0%
RAQ, LLC (21)	727,272	*	727,272	- 0 -	0.0%
Nite Capital, L.P. (22)	727,272	*	727,272	- 0 -	0.0%
Joseph A. Besecker MD IRA (23)	145,454	*	145,454	- 0 -	0.0%
Joseph E. Besecker (24)	130,908	*	130,908	- 0 -	0.0%

Chelsea Trust Company Limited	846,434	*	727,273	119,161	*
as Trustee under Settlement
dated 14 October 1988 (25)
David M. Gottfried (26)	1,832,100	1.84%	640,000	1,192,100	1.20%
Thomas G. Wales (27)	965,100	*	640,000	325,100	*
David A. Kincade (28)	1,143,955	1.15%	639,955	504,000	*
Radu Auf der Heyde (29)	1,336,717	1.34%	581,817	754,900	*
Lorne Matalon (30)	870,000	*	400,000	470,000	*
	32,348,303	22.73%	26,590,483	6,596,586	4.22%

* Less than 1%

**The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon the exercise of the warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. However, the selling stockholders have contractually agreed to restrict their ability to exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such exercise does not exceed 4.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(1) Represents (i) 3,636,363 shares of common stock and (ii) 2,181,817 shares of common stock issuable upon exercise of a common stock purchase warrant. Alexandra Investment Management, LLC, a Delaware limited liability company ("Alexandra"), serves as investment adviser to the selling stockholder. By reason of such relationship, Alexandra may be deemed to share dispositive power or investment control over the shares of common stock stated as beneficially owned by the selling stockholder. Alexandra disclaims beneficial ownership of such shares of common stock. Messrs. Mikhail A. Filimonov ("Filimonov") and Dimitri Sogoloff ("Sogoloff") are managing members of Alexandra. By reason of such relationships, Filimonov and Sogoloff may be deemed to share dispositive power or investment control over the shares of common stock stated as beneficially owned by the selling stockholder. Filimonov and Sogoloff disclaim beneficial ownership of shares of common stock. The selling stockholder has notified us that they are not broker-dealers and/or affiliates of broker-dealers.

(2) Represents (i) 1,090,909 shares of common stock and (ii) 654,545 shares of common stock issuable upon exercise of a common stock purchase warrant. In accordance with rule 13d-3 under the securities exchange act of 1934, Mitch Levine may be deemed a control person, with voting and investment control, of the shares owned by such entity. The selling stockholder has notified us that they are not broker-dealers and/or affiliates of broker-dealers.

(3) Represents (i) 272,727 shares of common stock and (ii) 163,636 shares of common stock issuable upon exercise of a common stock purchase warrant. In accordance with rule 13d-3 under the securities exchange act of 1934, Mitch Levine may be deemed a control person, with voting and investment control, of the shares owned by such entity. The selling stockholder has notified us that they are not broker-dealers and/or affiliates of broker-dealers.

(4) Represents (i) 83,000 shares of common stock owned by the selling stockholder prior to the October 2005 private placement which are not being registered in this prospectus (ii) 1,090,909 shares of common stock and (iii) 654,545 shares of common stock issuable upon exercise of a common stock purchase warrant. In accordance with rule 13d-3 under the securities exchange act of 1934, Hank Uberoi may be deemed a control person, with voting and investment control, of the shares owned by such entity. The selling stockholder has notified us that they are not broker-dealers and/or affiliates of broker-dealers.

(5) Represents (i) 136,363 shares of common stock and (ii) 81,818 shares of common stock issuable upon exercise of a common stock purchase warrant. In accordance with rule 13d-3 under the securities exchange act of 1934, Basso Capital Management, L.P. is the investment manager to Basso Multi-Strategy Holding Fund Ltd. Howard I. Fischer is a managing member of Basso GP, LLC, the general partner of Basso Capital Management L.P. and as such, Howard I. Fischer has voting and investment control, of the shares owned by such entity. Mr. Fischer disclaims beneficial ownership of the shares owned by such entity. The selling stockholder has notified us that they are not broker-dealers and/or affiliates of broker-dealers.

(6) Represents (i) 572,727 shares of common stock and (ii) 343,636 shares of common stock issuable upon exercise of a common stock purchase warrant. In accordance with rule 13d-3 under the securities exchange act of 1934, Basso Capital Management, L.P. is the investment manager to Basso Private Opportunity Holding Fund Ltd. Howard I. Fischer is a managing member of Basso GP, LLC, the general partner of Basso Capital Management L.P. and as such, Howard I. Fischer has voting and investment control, of the shares owned by such entity. Mr. Fischer disclaims beneficial ownership of the shares owned by such entity. The selling stockholder has notified us that they are not broker-dealers and/or affiliates of broker-dealers.

(7) Represents (i) 200,000 shares of common stock and (ii) 120,000 shares of common stock issuable upon exercise of a common stock purchase warrant. In accordance with rule 13d-3 under the securities exchange act of 1934, Basso Capital Management, L.P. is the investment manager to Basso Fund Ltd. Howard I. Fischer is a managing member of Basso GP, LLC, the general partner of Basso Capital Management L.P. and as such, Howard I. Fischer has voting and investment control, of the shares owned by such entity. Mr. Fischer disclaims beneficial ownership of the shares owned by such entity. The selling stockholder has notified us that they are not broker-dealers and/or affiliates of broker-dealers.

(8) Represents (i) 1,719,326 shares of common stock and 297,419 shares of common stock issuable upon exercise of a common stock purchase warrant owned by the selling stockholder prior to the October 2005 private placement, all of which are not being registered in this prospectus (ii) 909,091 shares of common stock and (iii) 545,454 shares of common stock issuable upon exercise of a common stock purchase warrant. In accordance with rule 13d-3 under the securities exchange act of 1934, Mortimer D.A. Sackler may be deemed a control person, with voting and investment control, of the shares owned by the selling stockholder. Mortimer D.A. Sackler is the investment manager of Rainbow Gate and is the sole member of Stillwater LLC. Mortimer D.A. Sackler and Stillwater, LLC disclaim beneficial ownership of the shares owned by Rainbow Gate. The selling stockholder has notified us that they are not broker-dealers and/or affiliates of broker-dealers.

(9) Represents (i) 1,000,000 shares of common stock issuable upon exercise of a common stock purchase warrant owned by the selling stockholder prior to the October 2005 private placement which are not being registered in this prospectus (ii) 909,090 shares of common stock and (iii) 545,454 shares of common stock issuable upon exercise of a common stock purchase warrant. In accordance with rule 13d-3 under the securities exchange act of 1934, Heights Capital Management, Inc., the authorized agent of Capital Ventures International, has discretionary authority to vote and dispose of the shares held by Capital Ventures International and may be deemed the beneficial owner of these shares. Martin Kobinger, in his capacity as investment manager of Heights Capital Management, Inc., may be deemed a control person, with voting and investment control, of the shares owned by such entity. Mr. Kobinger disclaims beneficial ownership over the shares owned by Capital Ventures International. The selling stockholder has notified us that they are an affiliate of one or more broker-dealers. The broker-dealer that is an affiliate of Capital Ventures International was not involved in the purchase of the shares of the common stock or warrants, and will not be involved in the sale of the shares being registered in this prospectus.

(10) Represents (i) 909,090 shares of common stock and (ii) 545,454 shares of common stock issuable upon exercise of a common stock purchase warrant. In accordance with rule 13d-3 under the securities exchange act of 1934, Leonardo Capital Management, Inc. is the sole general partner of Leonardo, L.P. Angelo, Gordon & Co., L.P. is the sole director of Leonardo Capital Management, Inc. John M. Angelo and Michael L. Gordon are the principal executive officers of Angelo, Gordon & Co., L.P., and each may be deemed control persons, with voting and investment control, of the shares owned by such entity. Angelo, Gordon & Co., L.P. and Messers. Angelo and Gordon disclaim beneficial ownership of the shares held by Leonardo, L.P. The selling stockholder has notified us that they are not broker-dealers; however, it is an affiliate of a broker-dealer due solely to its being under common control with a registered broker-dealer. The broker-dealer that is an affiliate of Leonardo, L.P. was not involved in the purchase of the shares of the common stock or warrants, and will not be involved in the sale of the shares being registered in this prospectus.

(11) Represents (i) 800,000 shares of common stock and (ii) 480,000 shares of common stock issuable upon exercise of a common stock purchase warrant. In accordance with rule 13d-3 under the securities exchange act of 1934, James Passin may be deemed a control person, with voting and investment control, of the shares owned by such entity. The selling stockholder has notified us that they are not broker-dealers and/or affiliates of broker-dealers.

(12) Represents (i) 131,580 shares of common stock issuable upon exercise of a common stock purchase warrant owned by the selling stockholder prior to the October 2005 private placement which are not being registered in this prospectus (ii) 636,363 shares of common stock and (iii) 381,817 shares of common stock issuable upon exercise of a common stock purchase warrant. In accordance with rule 13d-3 under the securities exchange act of 1934, Allan Rosenberg may be deemed a control person, with voting and investment control, of the shares owned by such entity. The selling stockholder has notified us that they are an affiliate of broker-dealers that is not a member of the NASD. The broker-dealer that is an affiliate of Spectra Capital Management, LLC was not involved in the purchase of the shares of the common stock or warrants, and will not be involved in the sale of the shares being registered in this prospectus.

(13) Represents (i) 560,000 shares of common stock and (ii) 336,000 shares of common stock issuable upon exercise of a common stock purchase warrant. In accordance with rule 13d-3 under the securities exchange act of 1934, Mel Craw, Maxi Brezzi and Bachir Taleb-Ibrahimi, in their capacities as managers of Cantara (Switzerland) SA, the investment advisor to Crescent International Ltd., may be deemed control persons, with voting and investment control, of the shares owned by such entity. Messrs. Craw, Brezzi and Taleb-Ibrahimi disclaim beneficial ownership of the shares owned by such entity. The selling stockholder has notified us that they are not broker-dealers and/or affiliates of broker-dealers.

(14) Represents (i) 175,636 shares of common stock and (ii) 105,381 shares of common stock issuable upon exercise of a common stock purchase warrant.

(15) Represents (i) 295,091 shares of common stock and (ii) 177,055 shares of common stock issuable upon exercise of a common stock purchase warrant.

(16) Represents (i) 66,545 shares of common stock and (ii) 39,927 shares of common stock issuable upon exercise of a common stock purchase warrant.

(17) Represents (i) 8,182 shares of common stock and (ii) 4,909 shares of common stock issuable upon exercise of a common stock purchase warrant.

(18) The selling stockholders are affiliates of each other because they are under common control. AJW Partners, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC, of which Mr. Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Partners, LLC. AJW Offshore, Ltd., formerly known as AJW/New Millennium Offshore, Ltd., is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by AJW Offshore, Ltd. AJW Qualified Partners, LLC, formerly known as Pegasus Capital Partners, LLC, is a private investment fund that is owned by its investors and managed by AJW Manager, LLC, of which Corey S. Ribotsky and Lloyd A. Groveman are the fund managers, have voting and investment control over the shares listed below owned by AJW Qualified Partners, LLC. New Millennium Capital Partners II, LLC, is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by New Millennium Capital Partners II, LLC. We have been notified by the selling stockholders that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers.

(19) Represents (i) 545,454 shares of common stock and (ii) 327,272 shares of common stock issuable upon exercise of a common stock purchase warrant. In accordance with rule 13d-3 under the securities exchange act of 1934, Brian Shatz may be deemed a control person, with voting and investment control, of the shares owned by such entity. The selling stockholder has notified us that they are not broker-dealers and/or affiliates of broker-dealers.

(20) Represents (i) 454,545 shares of common stock and (ii) 272,727 shares of common stock issuable upon exercise of a common stock purchase warrant. In accordance with rule 13d-3 under the securities exchange act of 1934, Omicron Capital, L.P. serves as investment manager to Omicron Master Trust. Omicron Capital, Inc. serves as the general partner of Omicron Capital, L.P. and Winchester Global Trust Company Limited serves as the trustee of Omicron Master Trust. By reason of such relationships, Omicron Capital, L.P. and Omicron Capital, Inc. may be deemed to share voting and dispositive power over the shares of the selling stockholder and Winchester Global Trust Company Limited may be deemed to share voting and dispositive power over the shares of the selling stockholder. Omicron Capital, L.P., Omicron Capital, Inc. and Winchester Global Trust Company Limited disclaim beneficial ownership over the shares of the selling stockholder. Omicron Capital, L.P. has delegated authority from the board of directors of Winchester Global Trust Company Limited regarding the portfolio management decisions with respect to the shares of common stock owned by the selling stockholder and, as of November 1, 2005, Mr. Oliver H. Morali and Mr. Bruce T. Bernstein, officers of Omicron Capital, Inc., have delegated authority from the board of directors of Omicron Capital, Inc. regarding the portfolio management decisions with respect to the shares of common stock owned by the selling stockholder. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed control persons, with voting and investment control, of the shares owned by the selling stockholder. Messrs. Morali and Bernstein disclaim beneficial ownership of the shares of common stock of the selling stockholder and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of the selling stockholder, as those terms are used for purposes under Regulation 13D-G of the Securities and Exchange Act of 1934, as amended. The selling stockholder and Winchester Global Trust Company Limited are not affiliates of one another, as such term is issued for purposes of the Securities and Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling stockholder. No person or group (as such term is used in Section 13(d) of the Securities and Exchange Act of 1934, as amended, or Regulation 13D-G) controls the selling stockholder and Winchester Global Trust Company Limited. The selling stockholder has notified us that they are not broker-dealers and/or affiliates of broker-dealers.

(21) Represents (i) 454,545 shares of common stock and (ii) 272,727 shares of common stock issuable upon exercise of a common stock purchase warrant. In accordance with rule 13d-3 under the securities exchange act of 1934, Lindsay A. Rosenwald is the managing member of the selling stockholder, and may be deemed a control person, with voting and investment control, of the shares owned by such entity. Dr. Rosenwald is also Chairman, Chief Executive Officer and the sole shareholder of Paramount BioCapital, Inc., a registered broker-dealer. Paramount BioCapital, Inc. was not involved in the purchase of the shares of the common stock or warrants, and will not be involved in the sale of the shares being registered in this prospectus.

(22) Represents (i) 454,545 shares of common stock and (ii) 272,727 shares of common stock issuable upon exercise of a common stock purchase warrant. In accordance with rule 13d-3 under the securities exchange act of 1934, Keith Goodman, the manager of the general partner of the selling stockholder, may be deemed a control person, with voting and investment control, of the shares owned by such entity. The selling stockholder has notified us that they are not broker-dealers and/or affiliates of broker-dealers.

(23) Represents (i) 90,909 shares of common stock and (ii) 54,545 shares of common stock issuable upon exercise of a common stock purchase warrant. In accordance with rule 13d-3 under the securities exchange act of 1934, Joseph A. Besecker may be deemed a control person, with voting and investment control, of the shares owned by such entity. The selling stockholder has notified us that they are not broker-dealers and/or affiliates of broker-dealers.

(24) Represents (i) 81,818 shares of common stock and (ii) 49,090 shares of common stock issuable upon exercise of a common stock purchase warrant.

(25) Represents (i) 119,161 shares of common stock owned by the selling stockholder prior to the October 2005 private placement which are not being registered in this prospectus (ii) 454,546 shares of common stock and (iii) 272,727 shares of common stock issuable upon exercise of a common stock purchase warrant. In accordance with rule 13d-3 under the securities exchange act of 1934, the board of directors of the trustee of the selling stockholder may be deemed control persons, with voting and investment control, of the shares owned by such entity. The selling stockholder has notified us that they are not broker-dealers and/or affiliates of broker-dealers.

(26) Represents (i) 942,100 shares of common stock and 250,000 shares of common stock issuable upon exercise of a common stock purchase warrant owned by the selling stockholder prior to the October 2005 private placement, all of which are not being registered in this prospectus (ii) 400,000 shares of common stock and (iii) 240,000 shares of common stock issuable upon exercise of a common stock purchase warrant.

(27) Represents (i) 225,100 shares of common stock and 100,000 shares of common stock issuable upon exercise of a common stock purchase warrant owned by the selling stockholder prior to the October 2005 private placement, all of which are not being registered in this prospectus (ii) 400,000 shares of common stock and (iii) 240,000 shares of common stock issuable upon exercise of a common stock purchase warrant.

(28) Represents (i) 379,000 shares of common stock and 125,000 shares of common stock issuable upon exercise of a common stock purchase warrant owned by the selling stockholder prior to the October 2005 private placement, all of which are not being registered in this prospectus (ii) 399,972 shares of common stock and (iii) 239,983 shares of common stock issuable upon exercise of a common stock purchase warrant.

(29) Represents (i) 629,900 shares of common stock and 125,000 shares of common stock issuable upon exercise of a common stock purchase warrant owned by the selling stockholder prior to the October 2005 private placement, all of which are not being registered in this prospectus (ii) 363,636 shares of common stock and (iii) 218,181 shares of common stock issuable upon exercise of a common stock purchase warrant.

(30) Represents (i) 320,000 shares of common stock and 150,000 shares of common stock issuable upon exercise of a common stock purchase warrant owned by the selling stockholder prior to the October 2005 private placement, all of which are not being registered in this prospectus (ii) 250,000 shares of common stock and (iii) 150,000 shares of common stock issuable upon exercise of a common stock purchase warrant.

PLAN OF DISTRIBUTION

Each selling stockholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the trading market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations there under, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DESCRIPTION OF SECURITIES BEING REGISTERED

COMMON STOCK

We are authorized to issue up to 200,000,000 shares of Common Stock, par value $.001. As of November 16, 2005, there were 99,787,858 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and nonassessable.

We have engaged Continental Stock Transfer & Trust Company of New York, as independent transfer agent and registrar.

PREFERRED STOCK

We are authorized to issued up to 10,000,000 shares of preferred stock. The shares of preferred stock may be issued in series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the board of directors. The board of directors is expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of preferred stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Delaware.

WARRANTS

On October 20, 2005, we entered into a Securities Purchase Agreement to sell to certain qualified institutional buyers and accredited investors an aggregate of 16,619,056 shares of our common stock, par value $0.001 per share (the “Shares”), and warrants to purchase an additional 9,971,427 shares of common stock, for an aggregate purchase price of approximately $9,140,000. The purchase price of the common stock and corresponding warrant was $0.55 per share.

The warrants are exercisable at a price of $1.00 per share and expire on October 20, 2010. Of the 9,971,427 warrants, 6,647,623 of the warrants are exercisable on or after May 20, 2006. The remaining 3,323,804 are exercisable after March 31, 2007, however these warrants will be cancelled if the Company’s net revenue for fiscal year 2006 exceeds $20 million or if the investor has sold more than 25% of the shares purchased under the securities purchase agreement prior to December 31, 2006.

This prospectus covers the resale by the investors of the above-referenced common stock and common stock underlying the warrants.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.  In the past, a member of Sichenzia Ross Friedman Ference LLP, Richard Friedman, has received shares of common stock from us as consideration for legal services performed on our behalf. We are not registering any shares of common stock in this prospectus on behalf of Sichenzia Ross Friedman Ference LLP or Richard Friedman.

EXPERTS

Eisner LLP, Independent Registered Public Accountants, have audited, as set forth in their report thereon incorporated by reference  herein, our financial statements as of December 31, 2004 and for the years ended December 31, 2004 and 2003. The financial statements referred to above are incorporated by reference in this prospectus with reliance upon the auditors' opinion based on their expertise in accounting and auditing.